Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of Diamond Offshore Drilling, Inc. on Form S-3 of our reports dated February 24, 2009, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 2009